EXHIBIT 10.30

SUBSCRIPTION AGREEMENT

PROGREEN PROPERTIES, INC.

6355 E. Surrey Road

380 North Old Woodward Ave., Suite 300

Bloomfield, MI 48009

Gentlemen:

Section 1. Amount and Method of Payment. Progreen Properties, Inc., a Delaware corporation (the “Company”), and the undersigned purchaser (the “Purchaser”) have agreed as follows with respect to the sale by the Company to the Purchaser of an aggregate of 100,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the terms of which are set forth in Exhibit A, the “Series A Preferred Stock”), at a fixed price of $1.00 per share (the “Purchase Price”). Payment of the Purchase Price shall be made as directed by the Company. All of the shares subscribed for by Purchaser pursuant to this Agreement shall be purchased on or before April 30, 2016. The shares of Series A Preferred Stock be purchased by Purchaser are herein referred to as the “Preferred Shares”.

Section 2. Representations and Warranties of the Company. The Company represents and warrants to the subscriber that:

2.1              The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to carry on its business as conducted or proposed to be conducted by it and to hold title to its property. The Company has the corporate power and authority to execute and deliver this Subscription Agreement, to conduct such business and to perform its obligations hereunder and consummate the transactions contemplated by each Subscription Agreement tendered by a subscriber that is accepted by the Company (collectively, the “Subscription Agreements”).

2.2              When (i) the Company has received payment for subscriptions in accordance with the provisions of this Subscription Agreement and the Preferred Shares are issued to the Purchaser, the Preferred Shares will be duly and validly issued, fully paid and non-assessable preferred shares of Series A Preferred Stock.

2.3              This Subscription Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and general principals of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

2.4              The Company's execution and delivery of this Subscription Agreement, the fulfillment of the terms set forth herein and the consummation of the transactions contemplated herein will not conflict with or constitute a breach of, or default under (i) the Company's articles of incorporation or by-laws, (ii) any material agreement, indenture or instrument by which the Company is bound (except to the extent such conflict, breach or default would not have a material adverse effect on the value of the assets or the operation of the business of the Company), or (iii) any law, administrative regulation or court decree (except to the extent such conflict, breach or default would not have a material adverse effect on the value of the assets or the operation of the business of the Company.

Section 3. Representations and Warranties of Purchaser. In order to induce the Company to accept this subscription, the Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

3.1              The Purchaser is acquiring the Preferred Shares solely for the account of the Purchaser, for investment purposes only, and not with a view towards the resale or distribution thereof. The Purchaser further agrees not to transfer the Preferred Shares in violation of the Securities Act, or any applicable state securities law, and no one other than the Purchaser has any beneficial interest in the Preferred Shares;

3.2              The Purchaser agrees that it will not sell or otherwise dispose of any of the Preferred Shares to a U.S. person as defined in Regulation S under the Securities Act of 1933, as amended (“Securities Act”), unless such sale or other disposition (i) has been registered under the Securities Act or, in the opinion of counsel, is exempt from registration under the Securities Act and (ii) has been registered or qualified or, in the opinion of such counsel, is exempt from registration or qualification under the applicable state securities laws. The Purchaser may not sell, transfer, or otherwise dispose of the Preferred Shares, except in compliance with the applicable rules of the SEC and applicable state securities authorities;

3.3              The Purchaser, if not a resident of the United States, is not a “U.S. person” as defined in Regulation S under the Securities Act and, if a U.S. resident, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Purchaser’s investment in the Company. The Purchaser has the financial ability to bear the economic risks of its entire investment for an indefinite period, would be able to sustain a complete loss of its investment, and the Purchaser has no need for liquidity with respect to its investment in the Company;

3.4              Each of the Purchaser, and if applicable, the Purchaser’s representative, has received and carefully reviewed the periodic reports filed by the Company under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Purchaser acknowledges and agrees that the foregoing shall be supplemented by subsequent periodic reports filed by the Company with the United States Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act.

3.5              The Purchaser, and if applicable, the Purchaser’s representative, has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and to verify the accuracy of any representation or information set forth in the Company Reports, and all such questions, if any, have been answered to the full satisfaction of the Purchaser;

3.6              The Purchaser has full power and authority to execute and deliver this Subscription Agreement and to perform the Purchaser’s obligations hereunder, and this Subscription Agreement is a legally binding obligation of the Purchaser enforceable against Purchaser in accordance with its terms; and

Section 4. All the information which the undersigned has furnished to the Company, or which is set forth herein, is correct and complete as of the date of this Subscription Agreement, and if there should be any material change in such information, the Purchaser will immediately furnish such revised or corrected information to the Company.

Section 5. Binding Effect. The Purchaser understands that this subscription is not binding upon the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company’s execution of the Signature Page where indicated. This Subscription Agreement shall be null and void if the Company does not accept it as aforesaid. Upon acceptance by the Company and receipt of the Purchase Price, the Company will issue to the Purchaser Notes in the principal amount set forth on the Signature Page hereof.

Section 6. Restrictive Legend and Stop-Transfer Instructions.

6.1             The Purchaser shall comply with all of the following restrictions prior to reselling any of the Preferred Shares:

(a)             Until the Preferred Shares have been registered with the SEC, the Purchaser shall notify the Company about any proposed resale to a U.S. Person (as defined above) which notice must be received by the Company at least five (5) business days prior to such resale;

(b)             All offers or sales of the Preferred Shares by the Purchaser in the United States or to U.S. persons may only be made pursuant to an effective registration statement filed under this Securities Act or by an exemption from registration under the Securities Act and in compliance with all applicable state securities laws; and

(c)             If requested by the Company, the Purchaser shall provide a satisfactory opinion from legal counsel that the Purchaser’s resale complies with this Section 6.1.

Any certificate or certificates representing the Preferred Shares shall bear an appropriate legend evidencing the preceding restrictions

Section 7. Confidentiality. The Purchaser acknowledges and agrees that all information relating to the Company shall be kept confidential by the Purchaser, except as otherwise required by law or made public other than by or through the undersigned.

Section 8. Nontransferability. Neither this Subscription Agreement nor any of the rights of the Purchaser hereunder may be transferred or assigned by the Purchaser and any attempted assignment shall be null and void.

Section 9. Amendment; Entire Agreement; Governing Law. This Subscription Agreement (i) may only be modified by a written instrument executed by the Purchaser and the Company, (ii) together with the investor questionnaire, sets forth the entire agreement of the Purchaser and the Company with respect to the subject matter hereof and supersedes all prior agreements and understandings between or among the parties with respect to the subject matter hereof, (iii) shall be governed by the laws of the State of Michigan applicable to contracts made and to be wholly performed therein, and (iv) shall inure to the benefit of, and be binding upon, the Company and the Purchaser and their respective legal representatives, successors and permitted assigns.

Section 10. Pronouns; Counterparts. Unless the context otherwise requires, all personal pronouns used in this Subscription Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders. This Subscription Agreement may be executed in counterparts and by facsimile and each of such counterparts shall constitute an original, and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the respective dates and year set forth below.

Preferred Shares subscribed:	100,000

Aggregate Purchase Price of Preferred Shares subscribed:	$100,000

Payment Method: Check or wire transfer ____

Debt Conversion or Assumption _____

Purchaser (please print)

Signature

Address:

Date: _______________, 2016

ACCEPTED:

PROGREEN PROPERTIES, INC.

By:
Chief Executive Officer

Date:

 EXHIBIT A

Series A Preferred Stock of Progreen Properties, Inc. (“Company”)

Summary of Terms (February 9, 2016)

The key terms:

The Company:	Progreen Properties, Inc., a Delaware corporation (the “Company”).
The Securities:	Series A Convertible Preferred Stock (“Series A Preferred”); Purchase Price: $1.00 per share (the “Original Purchase Price”).
Dividends:

Series A Preferred will be entitled to receive dividends when and if declared by the board. For any other dividends or distributions, Series A Preferred will participate with Common Stock on an as-converted basis.

Liquidation Preference:

In the event of any liquidation of the Company, or merger or sale in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation, the holders of Series A Preferred will be entitled to receive in preference to the holders of Common Stock an amount per share equal to their Original Purchase Price plus all accrued but unpaid dividends (“Liquidation Preference”).

Conversion:

The holders of Series A Preferred will have the right to convert Series A Preferred shares on an after January 1, 2017, at the option of the holder, into shares of Common Stock at an initial conversion price of $0.0033. The conversion price shall be subject from time to time to anti-dilution adjustments as described below.

Other provisions:

Anti-dilution:

The conversion price of the Series A Preferred will be adjusted on a “broad-based weighted-average” basis, in the event that the Company issues additional shares of Common or Common equivalents (other than for stock option grants and other customary exclusions) at a purchase price less than the applicable Series A Preferred conversion price. Proportional anti-dilution protection for stock splits, stock dividends, combinations, recapitalizations, etc.

Voting Rights:

Each share of Series A Preferred will have a right to the number of votes as the underlying Common Stock shares issuable upon conversion.

For so long as shares of Series A Preferred Stock remain outstanding, the prior vote or written consent of a majority of the Series A Preferred will be required for any action that , (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend the Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series A Preferred Stock, (d) increase the authorized or designated number of shares of Series A Preferred Stock, (e) issue any additional shares of Series A Preferred Stock (including the reissuance of any shares of Series A Preferred Stock converted for Common Stock), (f) issue any Senior Securities, or (g) enter into any agreement with respect to the foregoing.